Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of September 29, 2025 (the “Signing Date”), and made by and among MIRA Pharmaceuticals, Inc., a Florida corporation (the “Company”), MIRAPHARM Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and SKNY Pharmaceuticals, Inc., a Delaware corporation (“SKNY”). Terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 8.9 of this Agreement.

RECITALS

WHEREAS, the respective boards of directors of the Company (the “Company Board”), the Merger Sub (the “Merger Sub Board”) and SKNY(the “SKNY Board”) have approved, and declared advisable, fair to and in the best interests of each such entity and its respective stockholders to enter into this Agreement and to perform and execute the transactions contemplated by this Agreement, including the merger of SKNY with and into Merger Sub, with the SKNY being the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of Section 251 of the Delaware General Corporations Law (“DGCL”);

WHEREAS, in connection with the Merger, each holder of shares of common stock, par value $0.001 per share, of SKNY (“SKNY Common Stock”) as of immediately prior to the Effective Time shall be entitled to receive shares of Common Stock, par value $0.0001 per share of the Company at the exchange ratio set forth on Schedule A hereto (the “Exchange Ratio” and the “Company Common Stock”) for each share of SKNY Common Stock held by such stockholder;

WHEREAS, each of the Merger Sub Board and the SKNY Board intends to recommend that the stockholders of Merger Sub and SKNY, respectively, approve and adopt this Agreement and the Merger;

WHEREAS, each of the Company, Merger Sub and SKNY wish hereby to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, for U.S. federal income Tax purposes, the Parties intend that the Merger qualify as a tax-free contribution pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, and agreements herein contained, and intending to be legally bound hereby, the Company, Merger Sub and SKNY hereby agree as follows:

AGREEMENT

Article I
THE MERGER

1.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, SKNY shall be merged with and into Merger Sub. Following the Merger, (a) SKNY shall continue as the surviving corporation (the “Surviving Corporation”), while the separate corporate existence of Merger Sub shall cease, (b) the Certificate of Incorporation of SKNY shall remain in effect without amendment, (c) all outstanding shares of capital stock of Merger Sub shall be cancelled and converted into only the right to receive Company Common Stock at the Exchange Ratio, and (d) SKNY shall be a wholly owned subsidiary of MIRA.

1.2 Closing. The closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the Parties, which shall be no later than the second Business Day after satisfaction (or waiver) of the latest to occur of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), remotely by exchange of documents and signatures via Electronic Delivery, unless another time, date or place is agreed to in writing by the Parties hereto.

1.3 Effective Time. As soon as practicable after the determination of the date on which the Closing is to take place, each of Merger Sub and SKNY shall, in coordination with each other, deliver to each of the Division of Corporations of the State of Delaware a notice or certificate of the contemplated Merger in the form required under the DGCL which shall inform it that all conditions to the Merger and of this Agreement have been met and set forth the proposed date of the Merger and shall include and provide for all other requirements of Section 251 of the DGCL (the “Certificate of Merger”). The Merger shall become effective on the date and at the time of the issuance by the Division of Corporations of the State of Delaware of a Certificate of Merger in respect of Merger Sub and SKNY (such date and time being referred to herein as the “Effective Time”). It is the intention of the parties hereto that the Merger shall be declared effective and that the issuance of the Certificate of Merger shall both occur on the Closing Date.

1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of the Company, SKNY and Merger Sub or any of their stockholders, (a) SKNY shall be merged with and into Merger Sub and the separate corporate existence of Merger Sub shall cease with SKNY as the Surviving Corporation; (b) all the properties, rights, privileges, powers and franchises of Merger Sub shall vest in SKNY; (c) all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of SKNY; (d) the issued SKNY Common Stock shall be cancelled and replaced with only the right to receive shares of Company Common Stock at the Exchange Ratio, and (e) SKNY shall be deemed a wholly owned subsidiary of MIRA.

1.5 Officers and Directors. As of the Effective Time, the positions of the officers and directors of Merger Sub shall be terminated, and the officers and directors of SKNY shall become the officers and directors of the Surviving Corporation, in each case until their respective successors are duly appointed or until their earlier death, resignation or removal.

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Article II
EFFECTS OF MERGER ON SHARE CAPITAL; EXCHANGE OF SHARES

2.1 Effect on Securities.

2.1.0 Conversion .

(a) At the Effective Time, by virtue of the Merger and without any further action by any of the Company, Merger Sub or SKNY, or any of their respective stockholders, each share of SKNY Common Stock issued and outstanding immediately prior to the Effective Time, other than SKNY Common Stock owned by SKNY in its treasury, shall, by virtue of the Merger and without any action on the part of the Company or Merger Sub, be exchanged for and converted into the right to receive a number of newly issued, fully paid and nonassessable shares of Company Common Stock at the Exchange Ratio, subject to Section 2.1.2 below (such shares of Company Common Stock, the “Merger Consideration”), without interest.

(b) Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or SKNY Common Stock shall have been changed into a different number of shares or a different class by reason of any stock split, dividend or distribution of securities convertible into shares of Company Common Stock or SKNY Common Stock, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event, then the Exchange Ratio shall be correspondingly adjusted to provide the holders of the SKNY Common Stock the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event.

(c) Each share of SKNY Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 2.1.0 shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and the holders of certificates (“Certificates”) which, immediately prior to the Effective Time represented such shares of SKNY Common Stock, shall cease to have any rights with respect to such shares other than the right to receive, upon surrender of such Certificates for Company Common Stock calculated in accordance with the Exchange Ratio.

2.1.1 No Fractional Shares. No fraction of a share of Company Common Stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued. All fractional share amounts shall be rounded down to the nearest whole based on the total number of shares of Company Common Stock to be issued to the holder of shares of SKNY Common Stock who would otherwise be entitled to receive a fraction of Company Common Stock (after aggregating all fractional Company Common Stock issuable to such holder).

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2.2 Exchange Procedures. As soon as reasonably practicable after the Effective Time (but not later than three Business Days thereafter), Company shall deliver to the holders of SKNY Common Stock, stock certificates or evidence of book entry for the number of shares of Company Common Stock to which the holders of record of SKNY Common Stock become entitled to receive pursuant to Section 2.1.1 above, and the holders of SKNY Common Stock shall surrender to the Company the certificates evidencing ownership of such shares of SKNY Common Stock.

2.3 Full Discharge. All shares of Company Common Stock issued upon the surrender for exchange of shares of SKNY Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to cancelled shares of SKNY Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of SKNY of the SKNY Common Stock that were outstanding immediately prior to the Effective Time.

2.4 No Liability. The rights of a holder of SKNY Common Stock to receive Company Common Stock upon surrender of the shares of SKNY Common Stock shall expire on the 18-month anniversary of the Closing. Company shall not be liable to any holder of shares of SKNY Common Stock for any shares of Company Common Stock (or dividends or distributions, if any, with respect thereto) properly delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Applicable Law.

2.5 Further Actions. If, at or prior to the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement, the directors and officers of the Company, Merger Sub and SKNY shall have the authority to take all such lawful and necessary action.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly disclosed in the SKNY Disclosure Schedule, SKNY hereby represents and warrants to each of the Company and Merger Sub as follows:

3.1 Organizational and Qualification; Subsidiaries; Investments. SKNY is duly organized, validly existing and in good standing under the laws of the State of Delaware. SKNY has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect on SKNY. SKNY is duly qualified to transact business under the Applicable Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect on SKNY. True, correct, and complete copies of the organizational or governing documents of SKNY have been made available to the Company and Merger Sub, each as amended to date, and each such organizational or governing documents are in full force and effect. SKNY has no Subsidiaries and does not hold stock or other equity interests in any other Person, company or entity.

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3.2 Capitalization of SKNY.

3.2.0 The authorized share capital of SKNY consists of One Hundred Million shares of Common Stock, par value $0.001 per share (“SKNY Common Stock”), of which, as of June 13, 2025 (the “Measurement Date”), 22,050,000 shares of SKNY Common Stock were issued and outstanding, and Ten Million Shares of Preferred Stock, par value $0.001 per share (“SKNY Preferred Stock”) of which none are outstanding as of the Measurement Date.. Between the Measurement Date and the date hereof, except as disclosed in Section 3.2.0 of the SKNY Disclosure Schedule, no shares of SKNY Common Stock or SKNY Preferred Stock have been issued, and no rights to receive or subscribed for shares of SKNY Common Stock or SKNY Preferred Stock have been granted. All of the outstanding shares of SKNY Common Stock have been validly issued, fully paid, nonassessable and free of pre-emptive rights. Except as set forth above and as disclosed in Section 3.2.0 of the SKNY Disclosure Schedule, there are no outstanding (i) shares, equity interests or other voting securities or Capital Stock of SKNY, (ii) securities of SKNY convertible into or exchangeable or exercisable for shares or other securities of SKNY, (iii) options, pre-emptive or other rights to acquire from SKNY, or obligations of SKNY to issue, any shares of stock, voting securities or securities convertible into or exchangeable or exercisable for shares or other securities of SKNY or (iv) equity equivalent interests in the ownership or earnings of SKNY or other similar rights (collectively “SKNY Securities”). There are no outstanding rights or obligations of SKNY to repurchase, redeem or otherwise acquire any SKNY Securities. There are no voting agreements, voting trusts or other agreements or understandings to which SKNY is a party or by which SKNY is bound relating to the voting or registration of any shares of Capital Stock of SKNY.

3.2.1 Except as disclosed in Section 3.2.1 of the SKNY Disclosure Schedule, there are no outstanding SKNY Securities that are convertible into or exchangeable or exercisable for, options or other rights to acquire from SKNY, any Capital Stock or other ownership interests in or any other securities of entity, and there exists no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any such Capital Stock. There are no outstanding contractual obligations of SKNY to repurchase, redeem or otherwise acquire any outstanding shares of Capital Stock or other ownership interests in any entity.

3.3 Authority Relative to This Agreement; Recommendation.

3.3.0 SKNY has all necessary corporate or similar power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is, or will be, a party, to perform its obligations hereunder and thereunder, and, subject to the fulfilment of the terms prescribed in Section 6, to consummate the transactions contemplated hereby and thereby. The execution and delivery by SKNY of this Agreement and the other Transaction Agreements to which it is a party or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the SKNY Board, and as of the Closing, by the SKNY stockholders in accordance with Certificate of Incorporation of SKNY, and no other corporate or similar proceedings on the part of SKNY are necessary to authorize this Agreement and the other Transaction Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Transaction Agreement to which SKNY is now or is to become a party has been or by the Effective Time will be, duly and validly executed and delivered by SKNY and constitutes, assuming the due authorization, execution and delivery hereof and thereof by the Company and Merger Sub, the valid, legal and binding agreement of SKNY, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding at law or in equity.

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3.3.1 Without limiting the generality of the foregoing, the SKNY Board (i) has unanimously approved this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby, (ii) has made the SKNY Recommendation, and (iii) has not, prior to the execution hereof, withdrawn or modified such approval (which approval has not been subsequently rescinded or modified in any way) or the SKNY Recommendation.

3.3.2 The approval of SKNY and SKNY’s stockholders as approved in the SKNY Stockholder Meeting, is the only vote of holders of any class or series of Capital Stock of SKNY required in connection with the adoption of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

3.4 Financial Statements and Records.

3.4.0 SKNY has no audited financial statements for 2024. Attached as Section 3.4 to the SKNY Disclosure Schedule are audited financial statements of SKNY as of March 31, 2025 (“SKNY Financial Statements”). All of the SKNY Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition of SKNY as of the date thereof and the consolidated results of operations and cash flows for the periods then ended. No basis exists that would require, and to the Knowledge of SKNY no circumstance exists that would be reasonably expected to require, SKNY to restate any of the SKNY Financial Statements.

3.4.1 All stock registers required to be kept by or on behalf of SKNY under the provisions of any Applicable Law are true, complete, and accurate in all material respects. All returns, particulars, resolutions, reports and other documents required to be filed with or delivered to any Governmental Entity in respect of SKNY are true, complete and accurate and have been properly filed or delivered in a timely manner or a proper exemption from such filing was obtained, except where the failure to file such true, complete and accurate returns, particulars, resolutions, reports and other documents does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SKNY.

3.4.2 SKNY maintains books and records that fairly reflect its material assets and liabilities. Since SKNY was founded, there has been no material change in its accounting policies or methods of making accounting estimates or changes in estimates.

3.5 Information Supplied. None of the information supplied or to be supplied by SKNY specifically for inclusion or incorporation by reference, in the notice and proxy statement of the general meeting of the Company’s stockholders to be held in connection with the Merger (the “Company Proxy Statement” and the “Company Stockholder Meeting”, respectively), or in the notice of the Company Stockholder Meeting and Parent Proxy Statement (as defined below), will, at the date mailed to stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading.

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3.6 Consents and Approvals; No Violations.

3.6.0 Except (i) as set forth in Section 3.6 of the SKNY Disclosure Schedule, and (ii) for Consents as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or “blue sky” laws and NASDAQ, no notice to and no Consent of any Governmental Entity is necessary for the execution and delivery by SKNY of this Agreement and the Transaction Agreements to which it is or will be a party or the consummation by SKNY of the transactions contemplated hereby or thereby except for such Consents the failure of which to make or obtain would not, individually or in the aggregate, prevent or material delay the transactions contemplated hereby or have a Material Adverse Effect on SKNY.

3.6.1 Assuming that all Consents described in Section 3.6.0 have been obtained or made, neither the execution, delivery and performance by SKNY, as applicable, of this Agreement and of the other Transaction Agreements to which it is now or is to become a party nor the consummation by SKNY of the transactions contemplated hereby or thereby will (i) contravene, conflict with or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of SKNY, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, loss of any benefit, acceleration or Lien) or require any Consent under any of the terms, conditions or provisions of any Contract to which SKNY is a party or by which it or any of its respective properties or assets may be bound, (iii) violate any Order or Applicable Law applicable to SKNY or any of its respective properties or assets, (iv) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to exercise any remedy or obtain any relief under, any legal requirement or Applicable Law or any Order to which SKNY, or any of the assets owned or used by SKNY, is subject, or (v) result in the creation of a Lien on any property or asset of SKNY, or (vi) with the passage of time, the giving of notice, or the taking of any action by a third Person, have any of the effects set forth in clauses (i) through (v) of this Section 3.6.1; in each case other than such conflicts, violations, breaches or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SKNY.

3.7 No Default. SKNY is not in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (a) its Certificate of Incorporation or Bylaws, (b) any Contract to which SKNY is now a party or by which it or any of its properties or assets is bound, or (c) any Applicable Law.

3.8 No Undisclosed Liabilities; Absence of Changes.

3.8.0 SKNY has no Liabilities of a type required by GAAP to be reflected on a balance sheet of SKNY other than (a) Liabilities in respect of obligations under this Agreement, the other Transaction Agreements, and the transactions contemplated hereby and thereby, (b) to the extent disclosed in Section 3.8.0(b) of the SKNY Disclosure Schedule, (c) Liabilities that are appropriately reflected or reserved for on the face of the Latest Balance Sheet, and (d) Liabilities incurred since March 31, 2025 in the ordinary course of business consistent with past practice (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or liability under any Applicable Law or any Proceeding).

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3.8.1 Except (x) as set forth in Section 3.8.1 of the SKNY Disclosure Schedule, since March 31, 2025, there have been no events, developments, changes or occurrences with respect to SKNY that, individually or in the aggregate, have had or reasonably could be expected to have a Material Adverse Effect on SKNY. Without limiting the generality of the foregoing, March 31, 2025, SKNY has conducted its businesses in all material respects in the ordinary course of business consistent with past practice, and SKNY has not taken any action which, if taken after the date hereof and prior to the Effective Time, would constitute a breach of Section 5.2 of this Agreement. Since March 31, 2025, there has not been any material damage, destruction, or other casualty loss with respect to any material asset or property owned, leased, or otherwise used by SKNY.

3.9 Litigation. There is no Proceeding pending or, to the Knowledge of SKNY, threatened against SKNY or any of its properties or assets, or to the Knowledge of SKNY, any manager, director or officer of SKNY in their capacities as such by any Person before any Governmental Entity or any arbitrator. To the Knowledge of SKNY, there is no basis on which any such Proceeding may be brought or threatened against SKNY. None of SKNY or its properties or assets are subject to any material outstanding Order, whether temporary, preliminary, or permanent.

3.10 Compliance With Applicable Law

3.10.0 SKNY is and has been in compliance in all material respects with all Applicable Laws applicable to SKNY; and SKNY has not received notice from any Governmental Entity of any violation, alleged violation or potential violation of any such Applicable Laws.

3.10.1 To the Knowledge of SKNY, no event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result in a material violation by SKNY of any Applicable Law applicable to SKNY or its business.

3.10.2 There are no Proceedings pending, including any Form FDA-483 observations, demand letter, warning letter, untitled letter, or, to the Knowledge of SKNY, threatened with respect to an alleged material violation by SKNY of the FDCA, FDA regulations adopted thereunder, the Public Health Service Act (“PHSA”), the Federal Food, Drug and Cosmetic Act (“FDCA”) or any other similar Law administered or promulgated by any drug regulatory agency (the “Drug Regulatory Agency”), or there is no act, omission, event, or circumstance of which SKNY has Knowledge that would reasonably be expected to give rise to or form the basis for any Legal Proceedings, Form FDA-483 observation, demand letter, warning letter, untitled letter, proceeding or request for information or any liability (whether actual or contingent) for failure to comply with the FDCA, PHSA or other similar Laws administered or promulgated by any Drug Regulatory Agency.

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3.10.3 SKNY has so far conducted no clinical, pre-clinical or other studies and tests of its product candidates.

3.10.4 SKNY is not the subject of any pending or, to the Knowledge of SKNY, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of SKNY, it has not committed any acts, made any statement, or has not failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of SKNY or any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion: (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Knowledge of SKNY, threatened against SKNY or its officers, employees or agents.

3.10.5 SKNY is in compliance in all material respects with all applicable Laws relating to patient, medical or individual health information, including HIPAA, including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. SKNY has not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Entity of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful “Security Incident,” “Breach of Unsecured Protected Health Information” or breach of personally identifiable information under applicable state or federal laws have occurred with respect to information maintained or transmitted to SKNY or an agent or third party subject to a Business Associate Agreement with SKNY.

3.10.6 SKNY holds all material Consents, ratifications, registrations, permits, licenses, variances, exemptions, orders, and certificates from all respective Governmental Entities (“Permits”) necessary for the lawful conduct of its business as currently conducted.

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3.11 Environmental Laws and Regulations.

3.11.0 Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on SKNY or as set forth in Section 3.11.0 of the SKNY Disclosure Schedule, (a) Hazardous Materials have not been generated, used, treated or stored on, transported to or from or Released or disposed of on, any real property leased or owned by SKNY, except in compliance with applicable Environmental Laws; (b) SKNY is in compliance with all applicable Environmental Laws and the requirements of any Permits issued under such Environmental Laws with respect to any SKNY Property and, to the Knowledge of SKNY, there are no circumstances or conditions, which would prevent compliance with the applicable Environmental Laws; (c) there are no past, pending or, to the Knowledge of SKNY, threatened Environmental Claims against SKNY or any SKNY Property; and (d) SKNY is not subject to any outstanding written orders or agreements with any Governmental Entity or other Person respecting (i) Environmental Laws, (ii) remedial action, or (iii) any Release or threatened Release of a Hazardous Material.

3.12 Taxes. Except as set forth in Section 3.12.0 of the SKNY Disclosure Schedule:

3.12.0 SKNY was established in the current fiscal year and has therefore not filed any tax returns. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of SKNY.

3.12.1 No claim for assessment or collection of material Taxes is presently being asserted in writing against SKNY and SKNY is not a party to any pending material action, proceeding, or investigation by any Tax authority relating to a material Tax nor does SKNY have Knowledge of any such threatened action, proceeding or investigation. No extension or waiver of the limitation period applicable to any Tax Return has been granted by or requested from SKNY.

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3.12.2 SKNY is not a party to, or bound by any written Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

3.12.3 SKNY has not (i) ever been a member of an affiliated group or (ii) incurred any liability for the Taxes of any other person, as a transferee, successor, by contract, or otherwise.

3.12.4 SKNY has not received any letter ruling from any taxing authority, and no request for such a ruling is currently pending.

3.12.5 SKNY has complied, in all material respects, with applicable Laws relating to the withholding of Taxes in connection with any amounts paid (whether paid in cash, paid in kind, deemed paid or otherwise) or owing by to any employee, creditor, independent contractor, shareholder, or other third party, and to the extent required, have timely paid such Taxes to the relevant Tax authority.

3.13 Intellectual Property.

3.13.0 SKNY has no (i) patents or patent applications; (ii) trademark registrations, applications, or material unregistered Trademarks; or (iii) copyright registrations or applications, whether owned in whole or in part, including jointly with others.

3.13.1 Ownership; Sufficiency of Intellectual Property Assets. SKNY owns or possesses adequate licenses or other rights to use, free and clear of Liens, all of its Intellectual Property used in or required for its businesses as currently conducted.

3.13.2 No Infringement by Third Parties. To the Knowledge of SKNY, no third party is misappropriating, infringing, diluting, or violating any material Intellectual Property owned or used by SKNY, and no such claims have been brought against any third party by SKNY.

3.13.3 No Proceedings. There are no Proceedings (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or, to the SKNY’s Knowledge threatened (including in the form of offers to obtain a license), (i) alleging any infringement, misappropriation, or other violation by SKNY of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property owned or purported to be owned by SKNY or its right, title, or interest in or to any Intellectual Property owned by SKNY; or (iii) or alleging any infringement, misappropriation, or other violation by any Person of the SKNY Intellectual Property. There are no facts or circumstances that could reasonably be expected to give rise to any such Proceeding. SKNY is not subject to any outstanding Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership or use of any Intellectual Property owned or licensed by SKNY.

3.13.4 No Collaboration with Research Institutions. No personnel, facilities, resources, grants, incentives, exemptions, qualifications or subsidies of any university, college, other educational institution international organization or research center, were used in the development of the SKNY Products or Services or Intellectual Property of SKNY or any products or services currently under development by SKNY.

3.14 Insurance. SKNY has no insurance, has never had any insurance, and has never applied for any insurance.

3.15 Certain Business Practices.

3.15.0 None of SKNY, nor to the Knowledge of SKNY have any of its directors, officers, agents or employees of SKNY or to the Knowledge of SKNY or any other Person acting on its behalf, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer or supplier of SKNY, or any employee or agent of any customer or supplier of SKNY; (b) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (c) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”); or (d) directly or indirectly given or agreed to give any money, gift, bribe, kickback or similar benefit to any customer or supplier of SKNY, any employee or agent of any customer or supplier of SKNY, any official or employee of any Governmental Entity, or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of SKNY (or assist SKNY in connection with any actual or proposed transaction), in each case which (i) may subject SKNY to any material Liability in any Proceeding, (ii) if not given in the past, may have had a material impact on SKNY or its business, or (iii) if not continued in the future, may materially affect SKNY or its business.

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3.15.1 Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to SKNY, taken as a whole, SKNY has not taken, nor to the Knowledge of SKNY have any of its employees, agents, advisors, consultants, representatives, or others for whom any of them may have responsibility taken, any action, directly or indirectly, that constitutes a breach or an alleged breach by such Persons of the FCPA or any other Applicable Laws relating to bribery or corruption, and legislation (the “Anti-Corruption Laws”). Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to SKNY, taken as a whole, SKNY has conducted its business in compliance with the FCPA and the other Anti-Corruption Laws and has retained, and will continue to retain, accurate books and records and has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance therewith.

3.16 Tangible Personal Property; Title; Sufficiency of Assets

3.16.0 Except as would not be material to SKNY, SKNY owns and has good title to, each of the tangible assets reflected as owned by SKNY on the Latest Balance Sheet, free of any Liens. Except as would not be material to SKNY, taken as a whole, all of the equipment and other tangible personal property and assets owned or used by SKNY are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put.

3.16.1 All tangible personal property owned by SKNY and all of the items of material tangible personal property used by SKNY have been reasonably maintained, are structurally sound, are in reasonably good operating condition and repair, subject to normal wear and tear, and are adequate for the uses to which they are currently being put by SKNY in the operation of its businesses as currently conducted, and none of such items of material tangible personal property is in need of maintenance or repairs except for routine maintenance and repairs in the ordinary course of SKNY’s business consistent with past practice that are not material in nature or cost.

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3.17 Material Contracts.

3.17.0 Section 3.17.0 of the SKNY Disclosure Schedule lists each Contract to which SKNY is a party or may be bound or to which its properties or assets are subject, as of the date hereof; (i) under the terms of which any of the rights or obligations of a party thereto will be modified or altered or which provide for any increased payment or benefit or accelerated vesting, in any such case as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby and by the other Transaction Agreements or which contain change in control provisions; (ii) which provides for any Award that would not be expired, exercised, assumed or exchanged as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby and by the other Transaction Agreements; (iii) which provides for any material license or other material arrangement with respect to any Intellectual Property of SKNY; (iv) which constitutes an undertaking or agreement with any other Governmental Entity; (v) which is an arrangement limiting or restraining SKNY or any successor thereto from engaging or competing in any manner or in any business or from conducting any activity in any geographic area or from soliciting any Person to enter into a business or employment relationship or to enter into a relationship with any Person; (vi) under which SKNY makes payments in excess of One Hundred Thousand Dollars ($100,000) on an annual basis; (vii) which is a Labor Agreement or any other Contract with any labor union; (viii) which is a real property lease or a personal property lease; (ix) pursuant to which any Indebtedness is outstanding or may be incurred, including any loan or credit agreement, note, bond, mortgage, indenture, letter of credit, interest rate or currency hedging arrangement or other similar agreement or instrument or pursuant to which any Indebtedness of any Person is guaranteed by SKNY; (x) pursuant to which SKNY is required to indemnify or hold harmless any Person other than Contracts entered into in the ordinary course of business consistent with past practice; (xi) all powers of attorney or other similar agreements or grant of agency by SKNY; (xii) all Contracts involving the settlement of any Proceeding or threatened Proceeding which will (a) involve payments after the date of the Latest Balance Sheet of consideration in excess of One Hundred Thousand dollars ($100,000), or (b) impose monitoring, reporting or other continuing obligations on SKNY; (xiii) pursuant to which SKNY has made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than SKNY); (xiv) which is a partnership, joint venture or similar arrangement or that involves any profit sharing; (xv) which prohibits the payment of dividends or distributions in respect of the Capital Stock of SKNY or prohibits the pledging of the Capital Stock of SKNY; or (xvi) which relates to the acquisition or sale of any material assets of SKNY, other than the acquisition or sale of inventory in the ordinary course of business consistent with past practice; (each such Contract disclosed or required to be disclosed on Section 3.17.0 of the SKNY Disclosure Schedule, a “SKNY Material Contract”).

3.17.1 All SKNY Material Contracts are valid, legal, and binding and in full force and effect as to SKNY and are enforceable against the other parties thereto subject to bankruptcy, insolvency, reorganization, moratorium, and similar Applicable Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. SKNY has paid in full or accrued all material amounts now due from them thereunder and have satisfied in full or provided for all of their material liabilities and obligations thereunder which are presently requested to be satisfied or provided for. SKNY has not nor, to the Knowledge of SKNY, any other parties, have violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of any SKNY Material Contract. SKNY has not issued or received any written notice of termination, cancellation, material breach or default under any SKNY Material Contract and no counterparty to a SKNY Material Contract has made any written demand for such renegotiation of any material terms of any SKNY Material Contract.

3.18 Grants, Incentives and Subsidies. SKNY has received no grants, incentives, or subsidies (collectively, “Grants”) from any Governmental Entity.

3.19 Affiliates; Transactions with Affiliates.

3.19.0 Except for the directors and executive officers of SKNY as of the date hereof, each of whom is listed in Section 3.19.0 of the SKNY Disclosure Schedule, there are no Persons who, to the Knowledge of SKNY, may be deemed to be Affiliates of SKNY under Rule 145 of the Securities Act.

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3.19.1 Except as disclosed on Section 3.19.1 of the SKNY Disclosure Schedule, no Related Party of SKNY is presently engaged in any transactions or business arrangements with SKNY. Except as disclosed on Section 3.19.1, no Related Party of SKNY (i) is a party to any Contract with SKNY; (ii) has any direct or indirect material interest in (a) any property, assets or rights of or used by SKNY; (b) any franchisor, competitor, customer, supplier, distributor, lessor, independent contractor or agent of SKNY (including as an officer, director, manager, employee or consultant of any such Person), or (c) any Person which is a party to any Contract required to be listed pursuant to Section 3.17.0 other than, in the case of clauses (b) and (c) above, as a Person owning beneficially less than 1% of the equity of such entity; or (iii) has outstanding any Indebtedness owed to SKNY, or is the oblige or beneficiary of any liability of SKNY, in each case, except for employment-related compensation or liabilities therefor received or payable in the ordinary course of business or any rights or obligations such Related Party may have in its capacity as a holder of SKNY Common Stock.

3.20 Brokers. Except as set forth on Section 3.20 of the SKNY Disclosure Schedule, no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any of the other Transaction Agreements based upon arrangements made by or on behalf of SKNY.

3.21 Employee Benefits. SKNY does not have and has never had any employees.

3.22 Indebtedness. Section 3.22 of the SKNY Disclosure Schedule sets forth all outstanding Indebtedness of SKNY as of March 31, 2025, including the amount outstanding with respect thereto.

3.23 Real Property. SKNY does not own or lease, and has never owned or leased, any real property.

3.24 Anti-Takeover Statutes. SKNY is not bound by or has in effect any “poison pill” or similar shareholder rights plan.

3.25 No Other Representations. SKNY acknowledges that none of the Company, Merger Sub or any of their Representatives or any other Person makes, and SKNY acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to the Company or Merger Sub or with respect to any other information provided or made available to SKNY or its Representatives in connection with this Agreement and the transactions contemplated hereunder, including any information, documents, projections, forecasts or other material made available to SKNY in certain “data rooms” or management presentations in connection with this Agreement or the transactions contemplated hereunder or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV of this Agreement and in any certificate delivered by Company or Merger Sub under this Agreement.

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Article IV
REPRESENTATIONS AND WARRANTIES OF the company and Merger Sub

Except (x) as expressly disclosed in any documents filed or furnished by the Company with the SEC and publicly available prior to the date of this Agreement (including exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statement,” or any similar precautionary sections and any other disclosures contained therein that are non-specific, predictive, cautionary or forward looking in nature) or (y) as set forth in the disclosure schedule delivered by the Company to SKNY immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), the Company and Subsidiary, jointly and severally, hereby represent and warrant to SKNY as follows:

4.1 Organization and Qualification; Subsidiaries.

4.1.0 Each of Company and Merger Sub are duly organized and validly existing under the Applicable Laws of their respective jurisdiction of organization. Each of Company and Merger Sub have all requisite corporate power and authority to own, lease and operate their properties and to carry on their businesses as currently conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect on either of them respectively. The Company and Merger Sub are duly qualified or registered as a foreign company to transact business under the Applicable Laws of each jurisdiction where the character of their activities or the location of the properties owned or leased by their requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect on the Company. True, correct, and complete copies of the organizational or governing documents of the Company and Merger Sub have been made available to SKNY, each as amended to date, and each such organizational or governing documents are in full force and effect.

4.1.1 Merger Sub is the Company’s only Subsidiary. Merger Sub has no Subsidiaries. All of the shares of Capital Stock or other equity interests of the Company’s Subsidiaries are owned by it, free and clear of all Liens. Except as set forth in Section 4.1.1 of the Company Disclosure Schedule, there are no shares of Capital Stock, other equity interests or other voting securities of the Company or Merger sub reserved for issuance to any third party. Each of the Company and is Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where failure to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company or Merger Sub, respectively, and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Other than Company’s interests in Merger Sub, and except as set forth in Section 4.1.1 of the Company Disclosure Schedule, neither Company nor Merger Sub directly or indirectly owns any equity or similar interest in, has any equity investment in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or Person. True, correct, and complete copies of the organizational or governing documents of each subsidiary of the Company have been made available to SKNY, each as amended to date, and each such organizational or governing documents for each Subsidiary of the Company are in full force and effect. The Subsidiaries of the Company are not in violation of their respective organizational or governing document.

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4.1.2 Merger Sub. Except as is set forth in Schedule 4.1.2 of the SKNY Disclosure Schedule and in connection with this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, Merger Sub has not conducted any operations, entered into any agreements and has not and will not have prior to the Effective Time or the earlier termination of this Agreement any Liabilities except those arising under this Agreement and the other Transaction Agreements and from the transactions contemplated herein and therein.

4.2 Authority Relative to This Agreement; Recommendation.

4.2.0 Each of the Company and Merger Sub have all necessary corporate or similar power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which they are, or will be, a party, to perform their obligations hereunder and thereunder, and, subject to the fulfilment of the terms prescribed in Section 6.3 below, to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Company and Merger Sub of this Agreement and the other Transaction Agreements to which each of them are a party or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Company Board on behalf of Company and Merger Sub and, as of the Closing, by the sole shareholder of Merger Sub, and other than the ratification and the approval of the Merger and the Transaction Agreements by the Stockholders of the Company, no other corporate or similar proceedings on the part of Company or Merger Sub are necessary to authorize this Agreement and the other Transaction Agreements or to consummate the transactions contemplated hereby and thereby, except as set forth in Section 4.3.0 of the Company Disclosure Schedule. This Agreement has been, and each Transaction Agreement to which the Company and Merger Sub now or are to become a party has been or by the Effective Time will be, duly and validly executed and delivered by each of the Company, the Stockholders of the Company and the sole stockholder of the Merger Sub and constitute, assuming the due authorization, execution and delivery hereof and thereof by SKNY, the valid, legal and binding agreement of each of the Company and Merger Sub, enforceable against the Company and Merger Sub in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding at law or in equity.

4.2.1 Without limiting the generality of the foregoing, the Company Board and Merger Sub Board have unanimously approved this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby. The Company Board has made the Company Recommendation, and has not, prior to the execution hereof, withdrawn or modified the Company Recommendation

4.2.2 The approval of Company, as the sole stockholder of Subsidiary and the approval of the stockholders of the Company are the only stockholder approval required for the adoption of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company and the Merger Sub.

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4.3 SEC Reports; Financial Statements.

4.3.0 The Company has filed all forms, reports and documents with the United States Securities and Exchange Commission (the “SEC”) required to be filed under Applicable Law or the rules and regulations of the SEC (such forms, reports and documents, collectively, the “Company Securities Filings”), and complied at the time of filing (after giving effect to any amendments or supplements thereto) in all material respects with all applicable requirements of the rules of the SEC as in effect on the dates such forms, reports and documents were filed. None of such Company Securities Filings, including any financial statements or schedules included or incorporated by reference therein, contained, at the time when made, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Company Securities Filing filed subsequently and prior to the date hereof. All of the Company Financial Statements comply, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP as in effect on the date of such statement (except as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring adjustments not material in amount and the absence of footnotes), and fairly present in all material respects the consolidated financial condition of the Company as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended. No basis exists that would require, and to the Knowledge of the Company, no circumstance exists that would be reasonably expected to require, the Company to restate any of the Company Financial Statements.

4.3.1 Sarbanes-Oxley; Internal Accounting Controls. The Company and its respective officers and directors are in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof and as of the Closing Date. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAPP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the relevant rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company as of the end of the period covered by the most recently filed Form 10-K under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed Form 10-K under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company.

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4.3.2 Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

4.3.3 Listing and Maintenance Requirements. The Company Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Company Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. Except as set forth in the last sentence of this Section 4.4.3, the Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Company Common Stock are or have been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market.

4.3.4 Application of Takeover Protections. The Company and its board of directors have taken all necessary action in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that will be triggered upon the consummation of the transactions contemplated under the Transaction Agreements, including without limitation as a result of the Company’s issuance of Company Common Stock.

4.4 Information Supplied. None of the information supplied or to be supplied by the Company or Merger Sub specifically for inclusion or incorporation by reference in the notice and proxy statement of the general meeting of the Company’s Stockholders to be held in connection with the Merger (the “Company Proxy Statement” and the “Company Stockholder Meeting”, respectively), will, at the date mailed to Stockholders of the Company, and at the time of the Company Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. Notwithstanding the foregoing provisions of this Section 4.5, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Company Proxy Statements, Company Stockholder, which information or statements were not supplied by or on behalf of the Company or Merger Sub.

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4.5 Consents and Approvals; No Violations.

4.5.0 Except (i) for Consents as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or “blue sky” laws, NASDAQ, and (ii) such other Consents as may be required by reason of the status of the Company or its Affiliates, no notice to and no Consent of any Governmental Entity is necessary for the execution and delivery by the Company or Merger Sub of this Agreement and the Transaction Agreements to which they are or will be a party or the consummation by the Company or Merger Sub of the transactions contemplated hereby or thereby except for such Consents the failure of which to make or obtain would not, individually or in the aggregate, prevent or material delay the transactions contemplated hereby or have a Material Adverse Effect on Parent.

4.5.1 Assuming that all Consents described in Section 4.6.0 have been obtained or made, neither the execution, delivery and performance by the Company or Merger Sub, as applicable, of this Agreement and of the other Transaction Agreements to which they are now or to become a party nor the consummation by the Company or Merger Sub of the transactions contemplated hereby or thereby will (i) contravene, conflict with or result in any violation or breach of any provision of the respective memorandum of association, articles of association and other charter documents (or similar governing or organizational documents) of Company or Merger Sub, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, loss of any benefit, acceleration or Lien) or require any Consent under any of the terms, conditions or provisions of any Contract to which the Company or Merger Sub are a party or by which any of them or any of their respective properties or assets may be bound, (iii) violate any Order or Applicable Law applicable to the Company or Merger Sub or any of their respective properties or assets, (iv) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to exercise any remedy or obtain any relief under, any legal requirement or Applicable Law or any Order to which the Company or Merger Sub, or any of the assets owned or used by the them, is subject, or (v) result in the creation of a Lien on any property or asset of the Company or Merger Sub, or (vi) with the passage of time, the giving of notice, or the taking of any action by a third Person, have any of the effects set forth in clauses (i) through (v) of this Section 4.6.1; in each case (other than clause (i) hereof) other than such conflicts, violations, breaches or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

4.6 No Default. None of the Company or Merger Sub is in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (a) their charter documents (or similar governing or organizational documents), (b) any Contract to which the Company or Merger Sub are now a party or by which they or any of their properties or assets are bound, or (c) any Applicable Law.

4.7 No Undisclosed Liabilities.

4.7.0 Neither the Company nor Merger Sub has any Liabilities of a type required by U.S. GAAP to be reflected on a consolidated balance sheet of Company (including the notes thereto) other than (a) Liabilities in respect of obligations under this Agreement, and the other Transaction Agreements and the transactions contemplated hereby and thereby, (b) to the extent disclosed in Section 4.8.0 of the Company Disclosure Schedule, (c) Liabilities that are appropriately reflected or reserved for on the face of the unaudited balance sheet of Company, dated as of the Latest Balance Sheet Date, and (d) Liabilities incurred since the Latest Balance Sheet Date in the ordinary course of business consistent with past practice (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or liability under any Applicable Law or any Proceeding).

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4.7.1 Except as disclosed in the Company Securities Filings, since March 31, 2025, there have been no events, developments, changes or occurrences with respect to the Company or its subsidiaries that, individually or in the aggregate, have had or reasonably could be expected to have a Material Adverse Effect on the Company.

4.8 Litigation. There is no Proceeding pending or, to the Knowledge of Company or Merger Sub, threatened against Company or Merger Sub or any of their respective properties or assets, or to the Knowledge of the Company and Merger Sub, any manager, director or officer of the Company or Merger Sub in their capacities as such by any Person before any Governmental Entity or any arbitrator that would, individually or in the aggregate, reasonably be expected to (a) have a Material Adverse Effect on Company or Merger Sub, or (b) prevent or materially delay the consummation of the transactions contemplated by this Agreement beyond the Termination Date. To the Knowledge of the Company and Merger Sub, there is no basis on which any such Proceeding may be brought or threatened against the Company or Merger Sub. None of the Company or Merger Sub or any of its or their respective properties or assets are subject to any material outstanding Order, whether temporary, preliminary, or permanent.

4.9 Compliance with Applicable Law.

4.9.0 Each of the Company and Merger Sub are and have been in compliance in all material respects with all Applicable Laws applicable to the Company and Merger Sub and its and their operations; and neither the Company nor Merger Sub has received notice from any Governmental Entity of any violation, alleged violation or potential violation of any such Applicable Laws.

4.9.1 To the Knowledge of the Company and Merger Sub, no event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result in a material violation by the Company or Merger Sub of any Applicable Law applicable to the Company or Merger Sub or their respective business.

4.9.2 There are no Legal Proceedings pending, including any Form FDA-483 observations, demand letter, warning letter, untitled letter, or, to the Knowledge of Company, threatened with respect to an alleged material violation by the Company or Merger Sub of the FDCA, FDA regulations adopted thereunder, the PHSA, the FDCA or any other similar Law administered or promulgated by any Drug Regulatory Agency, or there is no act, omission, event, or circumstance of which the Company or Merger Sub has Knowledge that would reasonably be expected to give rise to or form the basis for any Legal Proceedings, Form FDA-483 observation, demand letter, warning letter, untitled letter, proceeding or request for information or any liability (whether actual or contingent) for failure to comply with the FDCA, PHSA or other similar Laws administered or promulgated by any Drug Regulatory Agency.

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4.9.3 All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which Company or its respective current products or product candidates have participated, were and, if still pending, are being conducted (collectively “Company Clinical Trials”) in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2023, neither the Company nor Merger Sub has received any written notices, correspondence, or other written communications from any Drug Regulatory Agency requiring, or to the Knowledge of Company or Merger Sub threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Company or in which Company or its current products or product candidates have participated. All Company Clinical Trials are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including the Good Clinical Practice regulations under 21 C.F.R. Parts 50, 54, 56, 312 and 314 and Good Laboratory Practice regulations under 21 C.F.R. Part 58.

4.9.4 Company and Merger Sub are not the subject of any pending or, to the Knowledge of Company or Merger Sub, threatened investigation in respect of their business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Company and Merger Sub, none of the Company nor Merger Sub has committed any acts, made any statement, or has not failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Company or Merger Sub or any of their officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion: (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Knowledge of the Company or Merger Sub, threatened against the Company or Merger Sub or any of their respective officers, employees or agents.

4.9.5 The Company and Merger Sub are in compliance in all material respects with all applicable Laws relating to patient, medical or individual health information, including HIPAA, including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. None of the Company nor Merger Sub has received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Entity of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful “Security Incident,” “Breach of Unsecured Protected Health Information” or breach of personally identifiable information under applicable state or federal laws have occurred with respect to information maintained or transmitted to Company or an agent or third party subject to a Business Associate Agreement with the Company. The Company is currently submitting, receiving and handling or is capable of submitting receiving and handling transactions in accordance with the Standard Transaction Rule. All capitalized terms in this Section 4.10 not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

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4.10 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any of the other Transaction Agreements based upon arrangements made by or on behalf of the Company or Merger Sub.

4.11 Taxes.

4.11.0 Except as set forth in Section 4.12.0 of the Company Disclosure Schedule, the Company and Merger Sub have duly and timely filed all Tax Returns required to be filed (after taking into account all available extensions) in every territory where they were required to file Tax Returns, and such Tax Returns are true and correct in all material respects and have been completed in accordance with Applicable Law. All Taxes required to be paid by Company and Merger Sub (whether or not shown in the Tax Returns) have been timely paid to the applicable Tax Authority. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets or bank accounts of the Company or Merger Sub.

4.11.1 Except as set forth in Section 4.12.1 of the Company Disclosure Schedule, no claim for assessment or collection of material Taxes is presently being asserted in writing against the Company or Merger Sub and neither the Company nor Merger Sub is a party to any pending action, proceeding, or investigation by any Tax authority relating to a material Tax nor does the Company or Merger Sub have Knowledge of any such threatened action, proceeding or investigation. No extension or waiver of the limitation period applicable to any Tax Return has been granted by or requested from the Company or Merger Sub, which is still in effect.

4.11.2 Except as set forth in Section 4.12.2 of the Company Disclosure Schedule, neither the Company nor Merger Sub is a party to, or bound by any written Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement (other than such agreement or arrangement entered into the ordinary course of business the primary purpose of which does not relate to Tax).

4.11.3 No claim has been made in writing to the Company or Merger Sub by a Tax authority in a jurisdiction where either Company or Merger Sub files Tax Returns that the Company or Merger Sub is or may be subject to income or franchise Taxation by that jurisdiction that has not been resolved. Neither the Company nor Merger Sub is subject to income Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or place of business in that country.

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4.11.4 Neither the Company nor Merger Sub will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting made prior to the Closing or the use of an improper method of accounting in any Tax period (or portion thereof) ending on the Closing Date; (ii) any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) executed prior to the Closing; (iii) any instalment sale or open transaction disposition made prior to the Closing; (iv) any prepaid amount received or deferred revenue accrued prior to the Closing; or (v) the application of Section 951, 951A, or 965 of the Code (or any similar provision of state, local, or non-U.S. Tax law) with respect to any income recognized by or any asset held by the Parent or Merger Sub before the Closing Date.

4.11.5 Neither the Company nor Merger Sub is a controlled foreign corporation, a passive foreign investment company or a foreign personal holding company as such terms are defined in Sections 957, 1297 and 552 of the Code, respectively.

4.11.6 For U.S. federal income tax purposes, since formation, the Company and Merger Sub have been treated as corporations.

4.11.7 Neither the Company nor Merger Sub has (i) ever been a member of an affiliated group (other than a group, the common parent of which was the Company), or (ii) incurred any liability for the Taxes of any other person, as a transferee, successor, by contract, or otherwise.

4.11.8 The Company and Merger Sub have complied, in all material respects, with applicable Laws relating to the withholding of Taxes in connection with any amounts paid (whether paid in cash, paid in kind, deemed paid or otherwise) or owing by to any employee, creditor, independent contractor, shareholder, or other third party, and to the extent required, have timely paid such Taxes to the relevant Tax authority.

4.12 Valid Issuance. The Company Common Stock to be issued as Merger Consideration pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities laws) will be free of restrictions on transfer.

4.13 Insurance. All of the insurance policies maintained by the Company are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its properties and assets, and are in character and amounts as are customary in the businesses in which they are engaged, except where the failure to be so insured would not reasonably be expected to be material to the Company. The Company has made available to SKNY correct and complete copies of the Insurance Policies. Each Insurance Policy is legal, valid, binding and in full force and effect and all premiums due with respect to all Insurance Policies have been paid or accrued (and if accrued, such premium payments are not overdue), and the Company has not taken any action or failed to take any action that, with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company. There is no material claim pending under any insurance policies of the Company.

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4.14 Certain Business Practices.

4.14.0 None of the Company nor Merger Sub have, nor to the Knowledge of the Company or Merger Sub have any of their directors, officers, agents or employees of the Company or Merger Sub or to the Knowledge of the Company and Merger Sub any other Person acting on their behalf, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer or supplier of the Company, or any employee or agent of any customer or supplier of the Company; (b) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (c) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA; or (d) directly or indirectly given or agreed to give any money, gift, bribe, kickback or similar benefit to any customer or supplier of the Company or Merger Sub, any employee or agent of any customer or supplier of the Company or Merger Sub, any official or employee of any Governmental Entity, or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of the Company or Merger Sub (or assist the Company in connection with any actual or proposed transaction), in each case which (i) may subject the Company or Merger Sub to any material Liability in any Proceeding, (ii) if not given in the past, may have had a material impact on the Company or its business, or (iii) if not continued in the future, may materially affect the Company or Merger Sub or their business.

4.14.1 Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company, taken as a whole, none of the Company nor Merger Sub has, nor to the Knowledge of the Company and Merger Sub have any its employees, agents, advisors, consultants, representatives, or others for whom any of them may have responsibility, taken, any action, directly or indirectly, that constitutes a breach or an alleged breach by such Persons of the FCPA or any other Anti-Corruption Laws. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company or to Merger Sub, taken as a whole, the Company and Merger Sub have conducted their business in compliance with the FCPA and the other Anti-Corruption Laws and have retained, and will continue to retain, accurate books and records and has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance therewith.

4.14.2 Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company, taken as a whole, the Company and Merger Sub are, and have been, in compliance with (i) trade embargoes and applicable provisions of U.S. export control, sanction and trade Applicable Laws and regulations, including the Trade Laws. None of the Company or Merger Sub has received any written notices of noncompliance, complaints, subpoenas, investigations, or warnings with respect to its compliance with Trade Laws or Anti-Corruption Laws. Since the Lookback Date, the Company has not (i) made a voluntary disclosure or prior disclosure with respect to violations of any Trade Laws; (ii) been subject to any (x) seizure, detention, compliance assessment, focused assessment, Proceeding for, or, to the Company’s Knowledge, audit, alleged or actual violation in any material respect of any Trade Laws, including underpayment of import or export duties, Taxes or fees, (y) suspension of export privileges, or (z) enforcement action or sanction, or, to the Company’s or Merger Sub’s Knowledge, investigation by any Governmental Entity arising under any Trade Laws; or (iii) made or provided any materially false statement or omission to any Governmental Entity or to any customer in connection with the importation or exportation of merchandise. None of the Company, Merger Sub or any of their directors, managers or officers or employees, or, to the Company’s or Merger Sub’s Knowledge, agent, Affiliate, or other Person acting on behalf of the Company or Merger Sub has exported or reexported, directly or indirectly, any products, technology, software, technical data, or services in violation of Trade Laws.

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4.14.3 The Company and Merger Sub:

(a) are currently and have been since the Lookback Date in compliance with all Applicable Laws, Orders and sanctions, criminal and civil, that (a) limit the use and/or seek the forfeiture of proceeds from illegal transactions, (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotic dealers or otherwise engaged in activities contrary to the interests of the U.S., (c) require identification and documentation of the parties with whom a financial institution conducts business, or (d) are designed to disrupt the flow of funds to terrorist organizations, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and Merger Sub; and

(b) are not and have never been a Person: (a) that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (c) with whom a party is prohibited from dealing or otherwise engaging in any transaction by any anti-money laundering Applicable Law; (d) who commits, threatens, or conspires to commit or support “terrorism” as defined in the Executive Order; or (e) who is an Affiliate of a Person referenced above; in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company, Merger Sub or any of their directors, managers or officers is or has been identified on any Restricted Person List, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Merger Sub.

4.15 Material Contracts. Section 4.16 of the Company Disclosure Schedule lists each Contract to which the Company or Merger Sub is a party or may be bound or to which its properties or assets are subject, as of the date hereof; (i) under the terms of which any of the rights or obligations of a party thereto will be modified or altered or which provide for any increased payment or benefit or accelerated vesting, in any such case as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby and by the other Transaction Agreements or which contain change in control provisions; (ii) which provides for any Award that would not be expired, exercised, assumed or exchanged as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby and by the other Transaction Agreements; (iii) which constitutes an undertaking or agreement with any Governmental Entity; (iv) which is an arrangement limiting or restraining the Company or Merger Sub or any successor thereto from engaging or competing in any manner or in any business or from conducting any activity in any geographic area or from soliciting any Person to enter into a business or employment relationship or to enter into a relationship with any Person; (v) under which the Company or Merger Sub makes payments in excess of One Hundred Thousand Dollars ($100,000) on an annual basis; (vi) pursuant to which any Indebtedness is outstanding or may be incurred, including any loan or credit agreement, note, bond, mortgage, indenture, letter of credit, interest rate or currency hedging arrangement or other similar agreement or instrument or pursuant to which any Indebtedness of any Person is guaranteed by the Company or Merger Sub; (vii) pursuant to which the Company or Merger Sub is required to indemnify or hold harmless any Person other than Contracts entered into in the ordinary course of business consistent with past practice; (viii) all powers of attorney or other similar agreements or grant of agency by the Company or Merger Sub; (ix) all Contracts involving the settlement of any Proceeding or threatened Proceeding which will (a) involve payments after the date of the Latest Balance Sheet of consideration in excess of One Hundred Thousand dollars ($100,000), or (b) impose monitoring, reporting or other continuing obligations on the Company or Merger Sub; (x) pursuant to which the Company or Merger Sub has made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person; (xi) which is a partnership, joint venture or similar arrangement or that involves any profit sharing; (xii) which prohibits the payment of dividends or distributions in respect of the Capital Stock of the Company or Merger Sub or prohibits the pledging of the Capital Stock of the Company or Merger Sub; or (xiii) which relates to the acquisition or sale of any material assets of the Company or Merger Sub, other than the acquisition or sale of inventory in the ordinary course of business consistent with past practice.

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4.16 Employee Benefits. Except as disclosed in Section 4.17 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (a) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other similar termination payment (other than as required under Applicable Law or except as expressly provided in this Agreement), (b) accelerate the time of payment or vesting, or increase the amount of any compensation due to any such employee or officer, or (c) extend the term or have any other impact on the employment status or terms of employment of any such employee or officer.

4.17 Indebtedness.

4.17.0 Section 4.18.0 of the Company Disclosure Schedule sets forth all outstanding Indebtedness of the Company as of the date of this Agreement, including the amount outstanding with respect thereto. Merger Sub has no indebtedness.

4.17.1 Section 4.18.1 of the Company Disclosure Schedule sets forth a true and complete list of each outstanding loan or advance, including the amount thereof, made or arranged, directly or indirectly, by the Company or Merger Sub to any director or executive officer (or equivalent thereof) (as defined in Rule 3b-7 of the Exchange Act) of the Company or Merger Sub.

4.18 Real Property. The Company and Merger Sub do not own, and have never owned, any real property. Section 4.19 of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leases to which the Company is a party or by which any of its assets are bound. The Company has a valid leasehold interest in the Leased Real Property, free and clear of any Liens other than Company’s Permitted Liens.

4.19 No Other Representations. Each of the Company and Merger Sub acknowledges that none of Company, Merger Sub or any of their Representatives or any other Person makes, and each of Company and Merger Sub acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to SKNY or with respect to any other information provided or made available to Company, Merger Sub or their Representatives in connection with this Agreement and the transactions contemplated hereunder, including any information, documents, projections, forecasts or other material made available to the Company or Merger Sub, or to their respective Representatives in certain “data rooms” or management presentations in connection with this Agreement or the transactions contemplated hereunder or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV of this Agreement and in any certificate delivered by SKNY under this Agreement.

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Article V
COVENANTS

5.1 Conduct of Business by the Company and Merger Sub. Except (a) as expressly provided in this Agreement, (b) as described in Schedule 5.1 to this Agreement, (c) with the prior written consent of SKNY (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof to the Effective Time or the earlier termination of this Agreement in accordance with Article VII below (such period, the “Interim Period”), the Company and Merger Sub will: (i) not take any action that would or would reasonably be expected to prevent, materially impair or materially delay the ability of the Company, Merger Sub or SKNY to consummate the transactions contemplated by this Agreement or the other Transaction Agreements, (ii) conduct its operations in all material respects in the ordinary and usual course of business consistent with past practice, and (iii) use their reasonable best efforts to preserve intact its and Merger Sub’s corporate existence. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Schedule 5.1 to this Agreement, during the Interim Period, none of the Company nor Merger Sub will (unless required by Applicable Law after consultation with counsel and SKNY), without the prior written consent of SKNY (which shall not be unreasonably withheld or delayed):

5.1.0 amend or authorize any amendments to the terms of any of their outstanding securities or its governing or organizational documents, or to the governing or organizational documents of Merger Sub;

5.1.1 issue, sell, deliver, pledge, dispose of, encumber or transfer or agree or commit to do or authorize any of the foregoing with respect to (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other equity securities or equity equivalents (including any stock options or stock appreciation rights) of the Company except for the issuance and sale of Company Common Stock pursuant to Company Equity Awards granted under the Company Plans prior to the date hereof and issuance of Company Equity Awards to new employees in the ordinary course of business consistent with past practice;

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5.1.2 split, combine or reclassify any shares of its Capital Stock or any other equity securities or equity equivalents, declare, set aside, authorize, make or pay any dividend or other distribution (whether in cash, stock or property, any combination thereof or otherwise) in respect of its Capital Stock or any other equity securities or equity equivalents of the Company, including Company Common Stock, make any other actual, constructive or deemed distribution in respect of its Capital Stock or other equity securities or equity equivalents or otherwise make any payments to shareholders in their capacity as such, or redeem, purchase or otherwise acquire or issue or sell any of its securities or any rights, options, warrants or calls to acquire or sell any such shares or other securities; provided that the Company may repurchase or otherwise acquire shares in connection with (a) the applicable Company Plan in effect as of the date of this Agreement, (b) the acceptance of Company Common Stock as payment for the per share exercise price of the Company Equity Awards or as payment for Taxes incurred in connection with the exercise, vesting and/or settlement of Company Equity Awards, in each case in accordance with the applicable Company Plan, or (c) the forfeiture of Company Equity Awards;

5.1.3 enter into any Contract with respect to the voting of the equity interests of the Company or Merger Sub, including the Company Common Stock;

5.1.4 adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or Merger Sub (other than the Merger);

5.1.5 alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of the Company or Merger Sub;

5.1.6 (i) incur or assume any Indebtedness or issue any debt securities, individually or in the aggregate, or modify or agree to any amendment of the terms of any existing Indebtedness of the Company; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person except for obligations incurred in the ordinary course of business and consistent with past practices; (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly-owned subsidiaries of the Company); (iv) redeem, pay, discharge or satisfy any Indebtedness or other Liability, or the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of other liabilities reflected or reserved against in, or contemplated by, the Company Financial Statements or incurred in the ordinary course of business consistent with past practice after the date of the Latest Balance Sheet; (v) enable the imposition of any Liens; or (vi) waive the benefits of, or agree to modify in any manner, any exclusivity, standstill or similar agreement benefiting the Company;

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5.1.7 (i) acquire or agree to acquire (a) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, except as set forth in Schedule 5.1.7; or (b) any assets that are material, individually or in the aggregate, to the Company, except purchases of inventory in the ordinary course of business consistent with past practice; (ii) sell, lease, license, transfer, otherwise dispose of, mortgage, sell and leaseback, pledge or otherwise encumber or subject to any Lien (other than a Company Permitted Lien) any material properties or assets of the Company or Merger Sub or any interests therein in any single transaction or series of related transactions, other than sales of Company’s Products and Services in the ordinary course of business consistent with past practices;

5.1.8 change any of the accounting methods, principles, or practices used by the Company or Merger Sub, except as required by U.S. GAAP;

5.1.9 (i) enter into any Contract that would be required to be disclosed in Section 4.17 of the Company Disclosure Schedule; or (ii) authorize or make any material new capital expenditure or expenditures;

5.1.10 (i) make or change any material Tax election; (ii) file or amend any Tax return; (iii) settle or compromise any audit or Proceeding with respect to material Tax matters; (iv) adopt or change any material accounting method; (v) agree to an extension or waiver of the statute of limitations with respect to material Taxes; (vi) surrender any right to claim a material Tax refund; or (vii) enter into any agreement with a Tax authority;

5.1.11 amend the terms of any Company Plans and/or adopt any plans and/or schemes with similar results to those of the Company Plans;

5.1.12 grant any new Company Equity Awards and/or amend the terms of any existing Company Equity Awards;

5.1.13 (i) institute any Proceeding or (ii) release, compromise, assign, settle, or agree to settle any pending or threatened Proceeding, other than settlements that result solely in monetary obligations of the Company (without the admission of wrongdoing or a solo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct on or by the Company) of an amount not greater than $100,000 in the aggregate;

5.1.14 fail to keep in force the Insurance Policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Company as are currently in effect;

5.1.15 make any material changes in policies, procedures, or practices with respect to credit, collection, payment, accounts receivable or accounts payable, except, in each case, to the extent required to conform with U.S. GAAP;

5.1.16 extend the date a Parent Equity Award may be exercised following the date that the holder of a Parent Equity Award ceases to be employed by the Company or provide services to the Company; or

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5.1.17 commit or agree (in writing or otherwise) to take any of the actions described in Sections 5.1.0 through 5.1.17 (and it shall use commercially reasonable efforts not to take any action that would make any of the representations or warranties of the Company or Merger Sub contained in this Agreement untrue or incorrect).

Nothing contained in this Agreement or the other Transaction Agreements shall give SKNY, directly or indirectly, the right to control or direct the Company’s or Merger Sub’s operations prior to the Effective Time.

5.2 Conduct of Business by the SKNY. Except (a) as expressly provided in this Agreement, (b) as described in Schedule 5.2 to this Agreement, (c) with the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SKNY will: (i) not take any action that would or would reasonably be expected to prevent, materially impair or materially delay the ability of SKNY to consummate the transactions contemplated by this Agreement or the other Transaction Agreements, (ii) conduct its operations in all material respects in the ordinary and usual course of business consistent with past practice, and (iii) use its reasonable best efforts to preserve intact its corporate existence. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Schedule 5.2 to this Agreement, during the Interim Period, SKNY will not, without the prior written consent of Company (which shall not be unreasonably withheld or delayed):

5.2.0 amend or authorize any amendments to the terms of any of its outstanding securities or its governing or organizational documents;

5.2.1 issue, sell, deliver, pledge, dispose of, encumber or transfer or agree or commit to do or authorize any of the foregoing with respect to (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other equity securities or equity equivalents (including any stock options or stock appreciation rights) of SKNY;

5.2.2 split, combine or reclassify any shares of its Capital Stock or any other equity securities or equity equivalents, declare, set aside, authorize, make or pay any dividend or other distribution (whether in cash, stock or property, any combination thereof or otherwise) in respect of its Capital Stock or any other equity securities or equity equivalents of SKNY, including the SKNY Comon Stock, make any other actual, constructive or deemed distribution in respect of its Capital Stock or other equity securities or equity equivalents or otherwise make any payments to shareholders in their capacity as such, or redeem, purchase or otherwise acquire or issue or sell any of its securities or any rights, options, warrants or calls to acquire or sell any such shares or other securities or any securities or any rights, options, warrants or calls to acquire or sell any such shares or other securities of any of its Subsidiaries;

5.2.3 enter into any Contract with respect to the voting SKNY Securities, including the SKNY Comon Stock;

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5.2.4 adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of SKNY (other than in connection with the Merger);

5.2.5 alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of SKNY;

5.2.6 (i) incur or assume any Indebtedness or issue any debt securities, individually or in the aggregate, or modify or agree to any amendment of the terms of any existing Indebtedness of SKNY; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person except for obligations of incurred in the ordinary course of business and consistent with past practices; (iii) make any loans, advances or capital contributions to, or investments in, any other Person; (iv) redeem, pay, discharge or satisfy any Indebtedness or other Liability; (v) enable the imposition of any Liens; or (vi) waive the benefits of, or agree to modify in any manner, any exclusivity, standstill or similar agreement benefiting SKNY;

5.2.7 (i) acquire or agree to acquire (a) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof; or (b) any assets that are material, individually or in the aggregate to SKNY, except purchases of inventory in the ordinary course of business consistent with past practice; (ii) sell, lease, license, transfer, otherwise dispose of, mortgage, sell and leaseback, pledge or otherwise encumber or subject to any Lien any material properties or assets of SKNY in any single transaction or series of related transactions;

5.2.8 change any of the accounting methods, principles, or practices used by SKNY;

5.2.9 (i) enter into any Contract that would be required to be disclosed in the Company Disclosure Schedule; or (ii) authorize or make any material new capital expenditure or expenditures;

5.2.10 (i) make or change any material Tax election; (ii) file or amend any Tax return; (iii) settle or compromise any audit or Proceeding with respect to material Tax matters; (iv) adopt or change any material accounting method; (v) agree to an extension or waiver of the statute of limitations with respect to material Taxes; (vi) surrender any right to claim a material Tax refund; or (vii) enter into any agreement with a Tax authority;

5.2.11 (i) institute any Proceeding or (ii) release, compromise, assign, settle, or agree to settle any pending or threatened Proceeding, other than settlements that result solely in monetary obligations of SKNY (without the admission of wrongdoing or a solo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct on or by SKNY) of an amount not greater than $100,000 in the aggregate;

5.2.12 make any material changes in policies, procedures, or practices with respect to credit, collection, payment, accounts receivable or accounts payable, except, in each case, to the extent required to conform with GAAP;

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5.2.13 commit or agree (in writing or otherwise) to take any of the actions described in Sections 5.2.0 through 5.2.13 (and it shall use commercially reasonable efforts not to take any action that would make any of the representations or warranties of SKNY contained in this Agreement untrue or incorrect).

5.3 Proxy Statement. Each of the Company, Merger Sub and SKNY shall furnish all information as may be reasonably requested by the others in connection with the preparation, filing and distribution of the Proxy Statements. Each of the Company, the Merger Sub and SKNY shall use reasonable best efforts to cause the Proxy Statements to be timely delivered to Company Stockholders. If, at any time prior to the Effective Time, any information relating to Company, Merger Sub or SKNY or any of their respective Affiliates, directors or officers, should be discovered by any of them, respectively, which should be set forth in an amendment or supplement to the Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be prepared and following a reasonable opportunity for the other party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and the NASDAQ as applicable, and, to the extent required by Applicable Law, disseminated to the Stockholders of the Company and SKNY. Each Party shall notify the other promptly of the receipt of any comments from the SEC, NASDAQ or the staff of the SEC, and of any request by the SEC or NASDAQ for amendments or supplements to the Proxy Statement, as applicable, or for additional information and shall supply each other with copies of all correspondence between either party or any of its Representatives, on the one hand, and the SEC, NASDAQ or their respective staff, as applicable, on the other hand, with respect to the Proxy Statement or the Merger, the Company Stockholder Meeting or the SKNY stockholder meeting.

5.6 Appropriate Action; Consents; Filings.

5.6.0 Without limiting the conditions to Merger set forth in Article VI below, the parties hereto will cooperate with each other and use (their respective reasonable best efforts to consummate the transactions contemplated by this Agreement and to cause the conditions to the Merger set forth in Article VI below to be satisfied as promptly as reasonably practicable, including using reasonable best efforts to accomplish the following as promptly as reasonably practicable:

(a) the obtaining of all actions or nonactions, Consents, approvals, registrations, waivers, permits, authorizations, orders, expirations, or terminations of waiting periods and other confirmations from any Governmental Entity or other Person that are or may become necessary, proper, or advisable in connection with the consummation of the transactions contemplated by the Transaction Agreements, including the Merger (collectively, the “Required Consents”);

(b) the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications, and other documents (including filings with Governmental Entities) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger (collectively, the “Required Filings”);

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(c) the taking of all steps as may be necessary, proper, or advisable to obtain an approval from, or to avoid a Proceeding by, any Governmental Entity or other Person in connection with the consummation of the transactions contemplated by this Agreement, including the Merger;

(d) the defending of any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by this Agreement, including the Merger, performed or consummated by each party in accordance with the terms of this Agreement, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Entity vacated or reversed; and

(e) the execution and delivery of any additional instruments that are or may become reasonably necessary, proper, or advisable to consummate the transactions contemplated by this Agreement, including the Merger, and to carry out fully the purposes of this Agreement.

5.4 Further Company shall take all action necessary to, and shall cause Merger Sub to perform, their respective obligations under this Agreement and to consummate the transaction contemplated herein, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Article VI
CONDITIONS TO CONSUMATION OF THE MERGER

6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived in writing by all Parties:

6.1.0 this Agreement and the Merger shall have been approved and adopted by the Company Requisite Vote, the SKNY Requisite Vote and Merger Sub Approval;

6.1.1 no statute, rule, regulation, executive order, decree, ruling, Applicable Law, Order or injunction shall have been enacted, entered, promulgated, or enforced and remain in effect by any United States federal or state court or Governmental Entity that prohibits, restrains, enjoins, or materially restricts the consummation of the Merger;

6.1.2 all Consents of, or declarations or filings with, and all expirations or early terminations of waiting periods required from, any Governmental Entity under Applicable Laws, shall have been filed, have occurred or been obtained (all such Consents and the lapse of all such waiting periods set forth on Schedule 6.1.2 of this Agreement being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect;

6.1.3 The issuance by the Division of Corporations of the State of Delaware of a Certificate of Merger of Merger of SKNY and Merger Sub,

6.1.4 the boards of directors of each Company and SKNY shall have received a fairness opinion relating to the Merger in form reasonably satisfactory to such respective boards;

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6.1.5 the Parties shall have obtained the Required Consents and any additional consents and approvals from third parties set forth on Schedule 6.1.6 of this Agreement;

6.1.6 the Parties shall have obtained the Required Consents and any additional consents and approvals from third parties set forth on Schedule 6.1.8; and

6.1.7 Company shall have submitted a notification to NASDAQ in accordance with NASDAQ Rules, and NASDAQ shall not have objected to such notification on or prior to the Closing Date as are required for the consummation of the Merger and issuance of the Merger Consideration.

6.2 Conditions to the Obligations of SKNY. The obligation of SKNY to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

6.2.0 (i) each of the representations and warranties of Company and Merger Sub set forth in Section 4 above shall be true and correct in all respects, at and as of the Closing Date; and, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company and Merger Sub;

6.2.1 each of the covenants and obligations of the Company and Merger Sub to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time;

6.2.2 The Company shall not have suffered a Material Adverse Effect after the date hereof;

6.2.3 The Company shall have submitted a notification to NASDAQ as to the issuance of the Merger Consideration, the receipt of the Company Requisite Vote from the Company’s Stockholders Meeting and the consummation of the Merger in accordance with NASDAQ Rules and NASDAQ shall not have objected to such notification on or prior to the Closing Date as are required for the issuance of the Merger Consideration, as such notifications are listed on Schedule 6.2.3;

6.2.4 The Company shall have delivered to SKNY a certificate, duly executed by an executive officer of the Company, dated as of the Closing Date, attesting the satisfaction of the conditions set forth in Section 6 above; and

6.2.5 The Company Common Stock shall remain listed on the Nasdaq Capital Market and shall not be subject to a delisting notice from Nasdaq. The notification form for the listing of the Company Common Stock to be issued in connection with the Merger shall have been accepted and approved (subject to official notice of issuance).

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6.3 Conditions to the Obligations of the Company and Merger Sub. The respective obligations of the Company and Merger Sub to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

6.3.0 each of the representations and warranties of SKNY set forth in Section 3 shall be true and correct in all respects at and as of the Closing Date, (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on SKNY;

6.3.1 each of the covenants and obligations of SKNY to be performed at or before the Effective Time pursuant to the terms of this Agreement, including, without limitation, the covenants set forth in Section 5.2, shall have been duly performed in all material respects at or before the Effective Time;

6.3.2 SKNY shall not have suffered a Material Adverse Effect after the date hereof;

6.3.3 SKNY shall have delivered to the Company a certificate, duly executed by an executive officer of SKNY, dated as of the Closing Date, attesting the satisfaction of the conditions set forth in Section 6.3;

6.3.4 SKNY shall have assets comprising cash, marketable securities or any combination of cash and marketable securities with a total value of at least Five Million US Dollars (US$5,000,000) based on the value weighted average price of any marketable securities held by SKNY over the 10 business days prior to the Closing Date.

Article VII
Termination

7.1 Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

7.1.0 By mutual written consent of the Company and SKNY;

7.1.1 By either the Company or SKNY, upon delivery of written notice to the other, if the Closing shall not have occurred on or before December 31, 2025 (the “Termination Date”); provided, however, that neither the Company nor SKNY will be entitled to terminate this Agreement under this Section 7.1.1 if such Person’s material breach of or material failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

7.1.2 By either the Company or SKNY, upon written notice to the other, if a Governmental Entity having competent jurisdiction shall have issued or entered any Order or taken any action, or enacted any Applicable Law, which, in any such case permanently restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable or such Applicable Law is in effect; provided, however that, the Party seeking to terminate this Agreement pursuant to this Section 7.1.2 shall have used reasonable best efforts to remove such Order or Applicable Law or reverse such action;

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7.1.3 By Company, (i) if SKNY shall have breached, or failed to comply with, any of its covenants or obligations under this Agreement, or any representation or warranty made by SKNY set forth in this Agreement shall have been incorrect in any respect when made or shall have since ceased to be true and correct in any respect, such that the conditions set forth in Section 6.3 above would not be satisfied, and (ii) such breach shall not have been cured (or is not capable of being cured) before the earlier of (x) the date which is ten (10) days after the date of delivery by the Company to SKNY of notice of such breach, and (y) the Termination Date;

7.1.4 By SKNY, (i) if the Company or Merger Sub shall have breached, or failed to comply with any of their covenants or obligations under this Agreement or any representation or warranty made by the Company or Merger Sub set forth in this Agreement shall have been incorrect in any respect when made or shall have since ceased to be true and correct in any respect, such that the conditions set forth in Section 6.2 above would not be satisfied, and (ii) such breach shall not have been cured (or is not capable of being cured) before the earlier of (x) the date which is ten (10) days after delivery by SKNY to the Company of notice of such breach, and (y) the Termination Date (it being understood that SKNY may not terminate this Agreement pursuant to this Section 7.1.4 if SKNY is then in material breach of this Agreement); and

7.1.5 By either the Company or SKNY, if the SKNY Requisite Vote or the Company Requisite Vote shall fail to have been obtained at the Company Stockholders Meeting or the SKNY Stockholders Meeting, respectively, including any adjournments thereof.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the Parties (or any stockholder, director, officer, employee, agent, consultant or representative of such Parties), except (i) as set forth in this Section 7.2, and in Article VIII; and (ii) nothing herein shall relieve any Party from liability for any (i) fraud or (ii) wilful and material breach hereof occurring prior to such termination.

7.3 Fees and Expenses. All legal, accounting, investment banking, advisory, printing, filing and other fees, costs and expenses incurred in connection with the Merger, this Agreement and the other Transaction Agreements and the transactions contemplated by this Agreement and the other Transaction Agreements shall be borne and paid for by the Party incurring such fees, costs, and expenses.

Article VIII
MISCELLANEOUS

8.1 Non-Survival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the Parties that by its term requires performance after the Effective Time, provided that nothing herein shall limit or terminate the liability of any Party hereto for any wilful breach hereof.

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8.2 Extension; Waiver. At any time prior to the Effective Time, each Party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other Party with any of the agreements or conditions contained herein. Any agreement on the part of any Party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such Party. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

8.3 Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule and SKNY Disclosure Schedule and the Transaction Agreements) constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all other prior and contemporaneous agreements and understandings both written and oral between the Parties with respect to the subject matter hereof; This Agreement shall not be assigned by operation of law or otherwise; provided, however, that the Subsidiary may assign any or all of its rights and obligations under this Agreement to any direct or indirect wholly owned subsidiary of the Company, but no such assignment shall relieve Merger Sub of its obligations hereunder if such assignee does not perform such obligations.

8.4 Validity. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid, illegal, or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.5 Notices. All notices, requests, claims, demands, consents, approvals and other communications under this Agreement shall be in writing and shall be deemed given or made (a) as of the date delivered, if delivered personally, (b) as of the date transmitted, if sent by email (provided that telephonic confirmation of receipt of such notice by the addressee thereof), or (c) one (1) Business Day after being sent by a nationally recognized overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to the Company or Merger Sub:

MIRA PHARMACEUTICALS, INC.,

Address:

Attention:

Email:

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with a copy (which shall not count as notice) to:

and if to SKNY:

Address

Email:

with a copy (which shall not count as notice) to:

8.6 Governing Law and Venue; Waiver of Jury Trial.

8.6.0 This Agreement shall be governed by, and construed in accordance with, the Applicable Laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdictions other than those of the State of New York. Resolution of any dispute arising hereunder shall be by arbitration in New York City in front of a single arbitrator under the auspices of the American Arbitration Association. The arbitrator shall issue a written ruling and such ruling may be enforced against the Parties hereto in any court of competent jurisdiction. It shall be a condition of the appointment of the arbitrator that he/she shall commit to issue a final, written decision of the dispute within 90 days of his/her appointment. The Parties recognize the importance of such tight time-frame and shall not request extensions thereof, nor shall the arbitrator grant any such extensions.

8.7 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns and, nothing in this Agreement is intended to or shall confer upon any other Person any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

8.9 Certain Definitions. For the purposes of this Agreement the term:

8.9.0 “Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, (including all directors and officers of such Person) controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing;

8.9.1 “Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state, or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree, or other requirement of any Governmental Entity applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants, or agents;

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8.9.2 “Award” means any outstanding option, restricted share unit, restricted shares, warrant or other right to purchase equity interests in a Person.

8.9.3 “Business Day” means, save as otherwise defined for purposes of Section 5.4.0 above, any day other than day on which the NASDAQ or banks in the City of New York are closed;

8.9.4 “Capital Stock” means (a) any capital stock, common stock, preferred shares or preferred stock, partnership or membership interests, limited liability company interests, units of participation or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof or other similar interest (however designated); and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract which would entitled any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person, including stock appreciation, phantom stock, profit participation or other similar rights;

8.9.5 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

8.9.6 “Company Audited Financial Statements” means the audited balance sheet of the Company, as of December 31, 2024 and December 31, 2023 and the related audited statements of operations, cash flows and stockholders’ equity for the twelve (12)-month periods then ended;

8.9.7 “Company Equity Award” means any outstanding option, restricted share unit, restricted shares, warrant or other right to purchase Company Common Stock;

8.9.8 “Company Financial Statements” means all of the financial statements of the Company and its Subsidiaries included in the Company Securities Filings, including the Company Audited Financial Statements;

8.9.9 “Company’s Permitted Liens” means any (i) statutory liens for Taxes (a) that are not yet due and payable, or (b) which individually and in the aggregate are not material and are being contested in good faith; (ii) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business; (iii) those Liens listed on Schedule 8.10.12 hereto and/or as otherwise incurred in the ordinary course of business;

8.9.10 “Company Property” means any real property and improvements owned, leased, used or operated by the Company or any of its Subsidiaries;

8.9.11 “Company Recommendation” means the recommendation of the Company Board that the stockholders of the Company approve this Agreement and the transactions contemplated herein, including the Merger;

8.9.12 “Company Requisite Vote” means the affirmative vote of the holders of Company Common Stock satisfying the applicable majority or other applicable requirements, represented in person or by proxy at the Company Stockholders Meeting, approving the Merger and the transactions contemplated herein, in accordance with the governing documents of the Company, NASDAQ and applicable Law.

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8.9.13 “SKNY Recommendation” means the recommendation of the SKNY Board that the shareholders of SKNY approve this Agreement and the transactions contemplated herein, including the Merger;

8.9.14 “SKNY Requisite Vote” means the affirmative vote of the holders of the SKNY Common Stock satisfying the majority or other applicable requirements, represented in person or by proxy at the SKNY Stockholders Meeting, approving the Merger and the transactions contemplated herein, in accordance with the governing documents of the Company and Applicable Law.

8.9.15 “Consent” means any filings, permits, licenses, permits, waivers, orders, authorizations, consents, and approvals;

8.9.16 “Contract” means any agreement, contract, instrument, note, bond, mortgage, commitment, lease, guaranty, indenture, license, or other instrument, arrangement or understanding (and all amendments, side letters, modifications, and supplements thereto) between parties or by one party in favor of another party, whether written or oral;

8.9.17 “Employee” means any current, former, or retired employee, director, or officer of the Company;

8.9.18 “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, orders, liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law (for purposes of this subclause, “Claims”), including, without limitation, (i) any and all Claims by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment;

8.9.19 “Environmental Laws” means any statute, law, rule, regulation, ordinance, code, or rule of common law promulgated by any Governmental Entity in the United States or any other applicable jurisdiction, and any judicial or administrative interpretation thereof binding on the Company or its operations or property as of the date hereof and the Effective Time, including any judicial or administrative order, consent decree or judgment, relating to the environment, health or Hazardous Materials;

8.9.20 “Equity Award” means any outstanding option, restricted share unit, restricted shares, warrant or other right to purchase Company Common Stock;

8.9.21 “Exchange Act” means the Securities Exchange Act of 1934, as amended;

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8.9.22 “Exchange Ratio” means the number of shares of Company Common Stock to be issued for each share of SKNY Common Stock.

8.9.23 “Executive Order” means Executive Order No. 13224 –Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, as amended from time to time;

8.9.24 “Governmental Entity” means any United States (federal, state, or local) or foreign government, any political subdivision thereof or any court or tribunal, or administrative, governmental, or regulatory body, agency, department, instrumentality, body, commission or other governmental agency or authority;

8.9.25 “GAAP” means US Generally Accepted Accounting Principles.

8.9.26 “Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Entity;

8.9.27 “Indebtedness” means at any specified time, any of the following indebtedness of any Person (whether or not contingent and including any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (a) any obligations of such Person for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities); (b) any obligations of such Person as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP; (c) all liabilities of such Person under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations; (d) any obligations of such Person to pay the deferred purchase price of property, goods or services other than those trade payables incurred in the ordinary course of business; (e) all liabilities of such Person arising from cash/book overdrafts; (f) all liabilities of such Person under conditional sale or other title retention agreements; (g) all liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (h) any liability or obligation of others guaranteed by, or secured by any Lien on the assets of, such Person; (i) with respect to the Company, the net amount of any obligation or liability of the Company to the Company or any Affiliate thereof (excluding all employment or consulting compensation, employee benefits or expense reimbursement payable to any Affiliate in accordance with the Company’s existing policies and procedures); and (k) all unpaid Taxes (whether or not due and payable) as of the Closing Date;

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8.9.28 “Intellectual Property” means: (a) trademarks and service marks (whether registered or unregistered), trade names, designs and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, “Trademarks”); (b) patents (including any continuations, continuations in part, renewals, extensions and applications for any of the foregoing) (collectively, “Patents”); (c) copyrights (including any registrations and applications therefor and whether registered or unregistered) (collectively, “Copyrights”); (d) computer software; databases; works of authorship; mask works; technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies; and (e) with respect to all of the foregoing, related confidential data or information (collectively, “Trade Secrets”);

8.9.29 “Knowledge” or “Known” means, (a) with respect to the Company and to SKNY, respectively, the actual knowledge of the officers and directors thereof in office as of the date hereof, after reasonable inquiry of the personnel, books and records of the Company and its Subsidiaries;

8.9.30 “Labor Agreement” means any (a) collective bargaining agreement, or (b) other labor-related agreement, arrangement or understanding (other than agreements, arrangements or understandings, the terms of which are set forth by Applicable Law) in each case, between the Company or any of its Subsidiaries, on the one hand, and a labor or trade union, labor organization or works council on the other hand;

8.9.31 “Latest Balance Sheet” means the consolidated balance sheet of the Company as of March 31, 2025 (the “Latest Balance Sheet Date”);

8.9.32 “Law” means any federal, state, local, national or supranational or foreign law (including common law), statute, ordinance, rule, regulation, order, code ruling, decree, arbitration award, agency requirement, license, permit, standard, binding guideline or policy, or other enforceable requirements of any Governmental Entity, and as amended from time to time;

8.9.33 “Liability” or “Liabilities” means, with respect to any Person, (i) any liability, indebtedness (including Indebtedness), commitment, or obligation of such Person of any kind whatsoever, whether known or unknown, whether fixed or unfixed, whether choate or inchoate, whether asserted or unasserted, whether determined, determinable or otherwise, whether perfected or unperfected, whether secured or unsecured, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether direct or indirect or consequential, whether due or to become due, and whether or not required to be accrued on the financial statements of such Person; and (ii) any Requisite Regulatory Approvals;

8.9.34 “Lien” means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such asset or any agreement so to encumber such asset;

8.9.35 “Lookback Date” means the date of incorporation of the relevant Persont;

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8.9.36 “Material Adverse Effect” means on or with respect to (x) the Company, or (y) SKNY, as the case may be, any state of facts, change, development, effect, condition or occurrence which, individually or in the aggregate, has or would reasonably be expected to have, a materially adverse impact on:

(a) the business, assets, Liabilities, condition (financial or otherwise), financial position or results of operations of such Person, taken as a whole, provided that “Material Adverse Effect” for purposes of this sub-Section (a) shall be deemed to exclude the impact of (a) changes in Applicable Laws (or interpretations thereof) of general applicability or interpretations thereof by Governmental Entities, (b) changes or modifications in GAAP, (c) actions and omissions of the Company taken with the prior consent of SKNY (in the case of the Company) or SKNY (in the case of the Company), (d) general national or international economic, financial, political or business conditions, (e) acts of terrorism or war (whether or not declared), (f) changes to the industries in which such Person s, as the case may be, operates in general and not specifically relating to such Person, (g) the announcement of this Agreement or the Merger, including, without limitation, any stockholder litigation related to this Agreement, (h) changes in the price or trading volume of the Company Common Stock, as the case may be (it being understood that any cause underlying such change may be taken into consideration when determining whether a Material Adverse Effect has occurred unless such cause is otherwise excluded), or (i) any failure by such Person to meet internal projections or forecasts or third-party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred, unless such cause is otherwise excluded); and provided further that clauses (a), (b), (d) and (e) above shall be considered for purposes for determining whether there has been a Material Adverse Effect to the extent such state of facts, change, development, effect, condition or occurrence has a disproportionate adverse effect on such Person, as compared to other companies operating in the industry or territory in which such Person operates; or

(b) the legality of such Person to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement;

8.9.37 “Merger Sub Approval” means the affirmative vote of the holders of Merger Sub’s Common Stock satisfying the applicable majority, supermajority or other applicable requirements, represented in person or by proxy at Merger Sub’s stockholders meeting to be held in connection with the Merger, approving the Merger and the transactions contemplated herein, in accordance with the governing documents of Merger Sub and applicable Law;

8.9.38 “NASDAQ” means the Nasdaq Capital Market and any successor stock exchange or inter-dealer quotation system operated by The Nasdaq Stock Market, LLC (or any other tier or market thereof on which the securities of Company may at any time be listed);

8.9.39 “NASDAQ Rules” means the NASDAQ Listing Rules (5000 Series);

8.9.40 “Order” means any writ, decree, order, judgment, injunction, rule, ruling, encumbrance, voting right, or Consent of or by a Governmental Entity or arbitrator;

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8.9.41 “Company Equity Award” means any outstanding option, restricted share unit, restricted shares, warrant or other right to purchase Company Common Stock;

8.9.42 “Company Financial Statements” means all of the financial statements of the Parent and its Subsidiaries included in the Parent Securities Filings;

8.9.43 “Company’s Permitted Liens” means any (i) statutory liens for Taxes (a) that are not yet due and payable, or (b) which individually and in the aggregate are not material and are being contested in good faith; (ii) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business; (iii) those Liens listed on Schedule 8.10.63 hereto;

8.9.44 “Company Plans(s)” means the Company’s 2022 Equity Incentive Plan;

8.9.45 “Parties” means Company, Merger Sub and SKNY; and “Party” means any one of them;

8.9.46 “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other legal entity including any Governmental Entity;

8.9.47 “Proceeding” means any action, arbitration, charge, claim, complaint, demand, dispute, governmental audit, grievance, hearing, inquiry, investigation, litigations, proceeding, qui tam action, suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator, whether at law or in equity;

8.9.48 “Products and Services” means all proprietary products and services, of a Party that are being developed, offered, licensed, sold, distributed, hosted, maintained or supported, or otherwise provided or made available or planned to be made available by or on behalf of such Party or otherwise used in or planned for use in the operation of the business of such Party, or are currently under development by or for such Party;

8.9.49 “Reference Time” means the close of business of Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement;

8.9.50 “Related Party” means as to any Person, any Affiliate or subsidiary of such Person, any director, officer, member, or employee of such Person or any Affiliate or subsidiary of such Person, any immediate family member of a director or officer or member of such Person or any Affiliate or subsidiary of such Person, or any holder of one percent (1%) or more of the Capital Stock of such Person;

8.9.51 “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, or seeping into or upon any land or water or air, or otherwise entering into the environment;

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8.9.52 “Restricted Person List” means the (i) Office of Foreign Assets Control of the United States Department of Treasury list of “Specially Designated Nationals and Blocked Persons”; (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties”; or (iv) the State Department’s Non-proliferation Sanctions Lists;

8.9.53 “Securities Act” means the Securities Act of 1933, as amended;

8.9.54 “Subsidiary” or “Subsidiaries” of the Company, SKNY or Meger Sub or any other Person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, SKNY or Merger Sub or any such other Person, as the case may be (either alone or through or together with any other Subsidiary), (i) owns, directly or indirectly, more than 50% of the equity securities or more than 50% of the rights to profits or assets on liquidation, (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the board of directors or other governing body of such corporation or other legal entity;

8.9.55 “Tax” or “Taxes” means (a) all national, federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, purchase, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, healthcare fees, national insurance, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, whether disputed or not, levied under the authority of any Governmental Entity of the United States or any other country or their political subdivisions, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (b) any liability for payment of amounts described in clause (a) above, whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law; and (c) any liability for the payment of amounts described in clause (a) or (b) above as a result of any tax sharing, tax indemnity or tax allocation agreement or as a result of any other express or implied agreement to indemnify any other Person for such amounts;

8.9.56 “Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with any Governmental Entity with respect to Taxes;

8.9.57 “Third Party” or “third party” means any Person or group other than Company, Merger Sub or SKNY;

8.9.58 “Trading Market” means any of the following markets or exchanges on which Company Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

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8.9.59 “Transaction Agreements” means this Agreement, and all other agreements, instruments, and documents to be executed by Company, Merger Sub and SKNY in connection with the transactions contemplated by this Agreement;

8.9.60 “U.S. GAAP” means accounting principles generally accepted in the United States consistently applied in accordance with past practices;

8.10 Specific Performance. Each of the Parties shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Agreement, including in the event that this Agreement is terminated due to failure to satisfy a condition or otherwise. Without limiting the generality of the foregoing, the Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other Parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, without the necessity of posting a bond or other security or proving irreparable harm and without regard to the adequacy of any remedy at Applicable Law. A Party’s right to specific performance and injunctive relief shall be in addition to all other legal or equitable remedies available to such Party.

8.11 Interpretation. When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not in any way affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The terms, “herein,” “hereof,” and “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word, “or” shall be inclusive and not exclusive. The information contained in this Agreement, the Company Disclosure Schedule, SKNY Disclosure Schedule, and any other Schedules or the Exhibits hereto are disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of Law or breach of Contract). Time is of the essence for each and every provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any Consent to be provided by a Party pursuant to this Agreement shall be deemed effective for all purposes of this Agreement if such Consent is provided via email.

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8.12 Disclosure Schedules.

8.12.0 Each of Company and SKNY have set forth certain information in their respective Disclosure Schedules in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates. A matter set forth in one section of a Disclosure Schedule need not be set forth in any other section of such Disclosure Schedule so long as its relevance to such other section of such Disclosure Schedule or Section of this Agreement is reasonably apparent on the face of the text of such disclosure in such Disclosure Schedule or such matter is specifically cross-referenced. Without limiting the generality of the foregoing, the provision of monetary or other quantitative thresholds for disclosure on a Disclosure Schedule does not and shall not be deemed to be an admission or materiality or create or imply a standard of materiality hereunder.

8.12.1 A Disclosure Schedule of the Company or of SKNY and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties, and covenants of the subject Party of such Disclosure Schedule, as are contained in this Agreement. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in such Disclosure Schedule.. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

8.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties to this Agreement and delivered to the other Parties hereto. Any such counterpart delivered as a .pdf, .tif, .gif, .jpeg or similar attachment by electronic mail or by electronic signature delivered by electronic transmission (any such delivery, “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a counterpart or signature, or the fact that any counterpart or signature was transmitted or communicated through the use of Electronic Delivery, as a defence to the formation of a contract, and each Party hereto forever waives any such defence, except to the extent such defence relates to lack of authenticity.

[Signature pages follow]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

COMPANY
MIRA PHARMACEUTICALS, INC.

By	/s/ Erez Aminov
Name:	Erez Aminov
Title:	Chief Executive Officer

SUBSIDIARY
MIRAPHARM ACQUISITION INC.

By	/s/ Erez Aminov
Name:	Erez Aminov
Title:	President

SKNY PHARMACEUTICALS, INC.

By	/s/ Kelly Stackpole
Name:	Kelly Stackpole
Title:	CEO

[Signature page to Agreement and Plan of Merger]

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Schedule A to Agreement and Plan of Merger

At the effective time of the Merger (the “Effective Time”), each outstanding share of common stock of SKNY, $0.0001 par value per share (“SKNY Common Stock”), will be converted into the right to receive such number of shares of common stock of MIRA, $0.0001 par value per share (“MIRA Common Stock”) as is calculated in to the Exchange Ratio (the “Closing”). The Exchange Ratio is calculated using the relative company valuations of each of MIRA and SKNY where the MIRA share value is calculated on an as-issued basis and the SKNY share value is calculated on a fully diluted basis to include all issued SKNY options and warrants. After giving effect to the Closing, the SKNY holders will hold not more than 50% of the shares of the combined company.

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